The Target ASSET ALLOCATION FUNDS

Target Conservative Allocation Fund
Target Moderate Allocation Fund
Target Growth Allocation Fund

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT made as of the 1st day of October, 2011 to the Subadvisory Agreement dated December 13, 2008 (the “Agreement”) between Prudential Investments LLC (PI), a New York limited liability company and Massachusetts Financial Services Company (the Subadviser or MFS), a Delaware corporation. In consideration of the mutual convenants contained herein, the parties agree as follows:

1.	CHANGE IN SCHEDULE A

Schedule A of the Agreement relating to compensation of the Subadviser shall be deleted and replaced by the attached Schedule A.

In all other respects, the Subadvisory Agreement dated December 13, 2008 is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:     /s/ Scott E. Benjamin
Name:     Scott E. Benjamin
Title:      Executive Vice President

MASSACHUSETTS FINANCIAL SERVICES COMPANY

BY: /s/ Robert J. Manning

Name: Robert J. Manning

Title: Chief Executive Officer

Schedule A

The Target ASSET ALLOCATION FUNDS

TARGET CONSERVATIVE ALLOCATION FUND
TARGET MODERATE ALLOCATION FUND

TARGET GROWTH ALLOCATION FUND

As compensation for services provided by Massachusetts Financial Services Company (MFS), Prudential Investments LLC (PI) will pay MFS a fee equal, on an annualized basis, to the following:

Fund Name	Fee
Target Conservative Allocation Fund Target Moderate Allocation Fund Target Growth Allocation Fund

0.375% of combined average daily net assets up to $250 million;
0.325% of the next $250 million;
0.300% of the next $250 million;
0.275% of the next $250 million;
0.250% of the next $500 million; and

0.225% of combined average daily net assets over $1.5 billion*

* Combined average daily assets are assets in all portfolios subadvised by Massachusetts Financial Services Company (“MFS”) that are managed by Prudential Investments LLC, or by Prudential Investments LLC and AST Investment Services, Inc., that have substantially the same investment strategy (i.e. domestic large capitalization growth). Such portfolios are AST MFS Growth Portfolio, a series of Advanced Series Trust; the Large Capitalization Growth Portfolio of The Target Portfolio Trust; and Target Conservative Allocation Fund, Target Moderate Allocation Fund and Target Growth Allocation Fund, each a series of Target Asset Allocation Funds.

Dated as of October 1, 2011